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                                                                 Exhibit 15

                                                      For Immediate Release


                                                For additional information,
                                                               please call:
                                                               201-802-4302



Newark, NJ -- June 23, 1995 -- The Prudential Realty Trust (the "Trust"), a

Massachusetts business trust, announces that it has declined to call the special meeting of the shareholders of the Trust proposed in the June 14,

1995 letter from Richard M. Osborne, the sole managing member of Black Bear

Realty, Ltd., an Ohio limited liability company (the "Bidder") and Turkey

Vulture Fund XIII, Ltd., for the following stated purposes:  (1) to have a vote of the shareholders directing the Trustees to rescind the plan of liquidation of the Trust; and (2) to have a vote of the shareholders to instruct the Trustees to declare null and void the agreement to sell real estate to Security Capital Industrial Trust and any and all agreements to sell assets of the Trust.



Jeffrey L. Danker, President of the Trust, sent a letter to Mr. Osborne and

Turkey Vulture Fund XIII, Ltd. today replying to their earlier letter informing them that following a careful review of the Trust's Declaration of Trust and the Trustees' Regulations by the Trustees and counsel to the

Trust, the Trustees concluded that the purposes of the meeting as stated in their letter are not purposes permitted by the Declaration or the

Regulations, nor are they purposes upon which the shareholders can lawfully act under applicable law.  As such, the Trustees also concluded that the chief executive officer of the Trust has no duty to call such a meeting

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pursuant to the Declaration and the chief executive officer of the Trust declined to call such a special meeting.



The proposed special meeting is part of the Bidder's ongoing effort to acquire the Capital Shares of Beneficial Interest ("Capital Shares") of the

Trust.  The Board of Trustees of the Trust has unanimously recommended that holders of Capital Shares reject the Bidder's offer and not tender Capital

Shares to the Bidder pursuant to such offer.



Prudential Realty Trust is a real estate investment trust formed in

Massachusetts in 1985.  The Trust has current annual revenues of approximately $11.6 million, and owns three properties located in New York,

New Jersey and Indiana.